UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2012

XOMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California (Address of principal executive offices)	04710 (Zip Code)

Registrant's telephone number, including area code	(510) 204-7200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2012, the Board of Directors (the “Board”) of XOMA Corporation (the “Company”) appointed John Varian to serve as Chief Executive Officer of the Company.  Mr. Varian had been serving as Interim Chief Executive Officer of the Company since August 31, 2011 and has been a member of the Board since December of 2008.

On January 4, 2012, the Company entered into an employment agreement with Mr. Varian, which provides for Mr. Varian’s employment as Chief Executive Officer at a salary of not less than $475,000 per year.  Under his employment agreement, Mr. Varian is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Company’s CEO Incentive Compensation Plan (“CICP”).  Upon termination of his employment for any reason other than for cause or upon his resignation for good reason, Mr. Varian will be entitled to his then current annual base salary and benefits for 12 months, as well as a pro-rated portion of his then current annual target bonus and outplacement services for 12 months not to exceed $15,000 in value, provided that (i) if Mr. Varian has been an officer of the Company for less than one year at the time of termination, then his severance pay will be limited to one-half of his then current annual base salary, and (ii) if Mr. Varian is terminated other than for cause after December 31 of any year in which he was a participant in the CICP, then he will be entitled to receive his bonus payment for the year just ended consistent with his performance against his CICP objectives.  The employment agreement will continue for one year and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless notice of non-extension of the term is given by either party.

Mr. Varian has also been awarded stock options to purchase 375,000 shares of the Company’s common stock and 288,500 restricted stock units.  The foregoing stock options have a maximum term of 10 years and an exercise price of $1.24 per share and will become exercisable in equal monthly installments over the four years after grant.  The foregoing restricted stock units entitle Mr. Varian to receive common stock of the Company and vest in increments over a period of approximately three years.

Mr. Varian will continue to serve as a member of the Board and will not receive any fees or other remuneration or be awarded any stock options, restricted stock units or shares of common stock for his services as such.

Mr. Varian has also entered into a change of control severance agreement with the Company that may require the Company to make certain payments and/or provide certain benefits to him in the event of a termination of employment or a change of control, on terms (including with respect to the definition of change of control, option acceleration and an outplacement program) that are substantially similar (except as described herein) to those of the change of control severance agreements entered into by the Company’s named executive officers as described in the Company’s proxy statement for its 2011 annual general meeting of shareholders.  Pursuant to this agreement, if Mr. Varian’s employment is involuntarily terminated within one month prior to signing an agreement for a change of control or 18 months after a change of control, then (i) he shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to two times his annual base salary as in effect immediately prior to the involuntary termination, plus (B) an amount equal to two times his target bonus as in effect for the fiscal year in which the involuntary termination occurs, provided that if Mr. Varian has been an officer of the Company for less than one year at the time of termination, then his severance pay will be limited to an amount equal to his annual base salary as in effect immediately prior to the involuntary termination, and (ii) for a period of 24 months following such termination, the Company shall make available and pay for the full cost of the coverage of Mr. Varian and his spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for him or such covered dependents on the date immediately preceding the date of his termination.

On January 5, 2012, the Company issued the press release attached hereto as Exhibit 99.1, regarding Mr. Varian’s appointment.

Item 8.01.  Other Events.

On January 5, 2012, the Company issued the press release attached hereto as Exhibit 99.2, regarding a streamlining of the Company’s operations.

Item 9.01.  Financial Statements and Exhibits.

99.1.	Press Release dated January 5, 2012, regarding appointment of Chief Executive Officer.

99.2.	Press Release dated January 5, 2012, regarding streamlining of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	XOMA CORPORATION By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Description

99.1.	Press Release dated January 5, 2012, regarding appointment of Chief Executive Officer.

99.2.	Press Release dated January 5, 2012, regarding streamlining of operations.